UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 23, 2007

Belvedere SoCal

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

333-141453	20-8356735
(Commission File Number)	(IRS Employer Identification No.)

One Maritime Plaza, Suite 825, San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(415) 434-1236

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 1, 2007, Belvedere SoCal (the “Company”) and Professional Business Bank (“PBB”) entered into an Agreement to Merge and Plan of Reorganization (the “Agreement”), which was amended on April 23 and August 7, 2007, under which PBB would be merged with and into SoCal Interim Bank, the wholly owned subsidiary of the Company, with SoCal Interim Bank as the surviving company.

Pursuant to the terms of the Agreement, the merger was completed as of the close of business on November 23, 2007, and PBB merged with and into the SoCal Interim Bank, with SoCal Interim Bank being the surviving entity. After the closing of the merger, SoCal Interim Bank changed its name to Professional Business Bank.

The transaction is valued at $51 million, including the grant of substitute options for PBB stock. PBB shareholders were given the ability to elect to receive $23.00 per share in cash, 0.87 shares of Company common stock, or a combination of both cash and Company common stock for each share of PBB common stock they owned. This election by the PBB shareholders was subject to the limitation that 47.5% of the outstanding PBB shares be exchanged for Company common stock. The Company is paying approximately $26 million in cash and issuing approximately 886 thousand shares of the Company’s common stock in exchange for all outstanding PBB shares. Cash will be paid in lieu of any fractional shares of the Company’s common stock in an amount based on a price of $23.00 per share of the Company’s common stock. In addition, PBB shareholders receiving shares of Company common stock in the merger and the Company’s largest shareholder, Belvedere Capital Fund II L.P., will receive warrants to purchase shares of Company common stock for $0.01 per share. As a result of the merger, approximately 45 thousand warrants were issued to PBB shareholders and 135 thousand warrants were issued to Belvedere Capital Fund II L.P.

There were no material relationships between PBB, its officers, shareholders or employees and the Company, its subsidiaries, officers, shareholders or employees, other than in respect to the transaction.

A press release announcing the closing of the transaction was issued by Belvedere Capital Fund II L.P. on November 26, 2007, a copy of which is attached hereto as exhibit 99.1.

Section 5 – Corporate Governance and Management.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of the close of business on November 23, 2007, the Board of Directors of the Company appointed William Baribault and Larry Tashjian to the Company’s Board of Directors.

In addition, Alison Davis resigned her title as President, which position was assumed by Jae Lim. Alison Davis retained her title of Chief Executive Officer. Jae Lim resigned his title as Chief Financial Officer, which position was assumed by Michael McCall, who served in that position at PBB and will continue in that role at the surviving bank. Biographical information for Messrs. Lim and McCall is as follows:

Jae H. Lim, Age: 36 Mr. Lim is a Principal of Belevedere Capital LLC, and a Member of Belvedere Capital Partners II LLC. Prior to joining Belvedere, Mr. Lim was with McKinsey and Company in New York and Seoul, Korea, focusing on the financial services sector. Prior to McKinsey, Mr. Lim was an investment banker with Goldman Sachs and Smith Barney where he specialized in financial services, specialty retail and technology sectors. He was also with Transamerica Corporation, as part of a five-person strategy and corporate development group reporting directly to the CEO. Mr. Lim is a member of the Board of Directors of Green Bancorp. Mr. Lim holds an M.B.A. from the University of Chicago and an A.B. in Economics and Political Science from Stanford University.

Michael McCall, Age: 53 Mr. McCall has over 25 years of financial institution leadership experience. Prior to joining Professional Business Bank, Mr. McCall was controller of American Savings Bank, a $20 billion thrift, and of Sanwa Bank of California, a $5 billion bank. He has also held senior finance and accounting positions at Wells Fargo Bank and Security Pacific Bank and was a senior manager in KPMG’s financial institutions audit practice. Mr. McCall is a certified public accountant licensed in the state of California.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements required by this item are incorporated by reference and are included in the Company’s S-4 Registration Statement, originally filed on March 21, 2007, as amended on May 1, August 28, September 21, October 5, and October 11, 2007, registration number 333-141453.

(b) Pro forma financial information required by this item are incorporated by reference and are included in the Company’s S-4 Registration Statement, originally filed on March 21, 2007, as amended on May 1, August 28, September 21, October 5, and October 11, 2007, registration number 333-141453.

(c) Not applicable.

(d) Exhibits.

2	Agreement to Merge and Plan of Reorganization, February 1, 2007 (incorporated by reference from the Company’s Registration Statement on Form S-4 No. 333-141453, previously filed with the SEC).

23.1	Consent of Vavrinek, Trine, Day & Co., LLP

99.1	Press Release dated November 26, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2007

Belvedere SoCal

By:	/s/ Alison Davis
Alison Davis Chief Executive Officer (Principal Executive Officer)

Exhibit Index:

23.1	Consent of Vavrinek, Trine, Day & Co., LLP

99.1	Press Release dated November 26, 2007